Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333‑211858

Pricing Supplement No. 12
 (To Prospectus dated May 15, 2017)

GOLD DEPOSIT RECEIPTS

Pricing Supplement
 April 2018

Issuer:	Vaulted Gold Bullion Trust
Securities:
Class A Gold Deposit Receipts, Class F Gold Deposit Receipts, Class F‑1 Gold Deposit Receipts, Class F‑2 Gold Deposit Receipts, Class F‑3 Gold Deposit Receipts, and Class S Gold Deposit Receipts (collectively, the “Gold Deposit Receipts” or the “Receipts”), each representing an undivided beneficial ownership in a fixed quantity of unencumbered, allocated, physical gold bullion (“Gold Bullion”). The Gold Bullion will be held for the benefit of holders of Gold Deposit Receipts in an account operated by Bank of Montreal at the Royal Canadian Mint. The Gold Deposit Receipts are separate from the Gold Bullion.

Period:	April 1 – April 30, 2018
Number of Class A and Class F through Class F‑3 Receipts Sold in Period:	10 Class A Gold Deposit Receipts
Number of Class S Gold Deposit Receipts Sold in Period:	94,802 Class S Gold Deposit Receipts
Aggregate Gold Deposit Receipts of All Classes Outstanding at Period End:[1]	A total of 209,848 Gold Deposit Receipts outstanding.

1  By class, at April 30, 2018, there are Gold Deposit Receipts outstanding as follows: Class A, 63; Class F, 123; Class F 1, Class F 2, and Class F 3, 0; and Class S 209,662.

Daily High and Low Sale Price to Public Per Class A Gold Deposit Receipt Sold in Period:	The sale of the Class A Gold Deposit Receipts took place on April 25 at $1,349.14, representing the prevailing interbank spot price for one troy ounce of gold, plus a 2.00% deposit fee.
Daily High and Low Sale Price to Public per Class S Gold Deposit Receipt Sold in Period:	The sale of the Class S Gold Deposit Receipts took place on April 17 at $1,342.60, representing the prevailing interbank spot price for one troy ounce of gold.
Net Proceeds to the Trust:	$127,294,392.10
Listing:	The Gold Deposit Receipts will not be listed or traded on any securities exchange.
Underwriter:	BMO
CUSIP/ISIN for Class A Gold Deposit Receipts:	92242D205/ US92242D2053
CUSIP/ISIN for Class S Gold Deposit Receipts:	92242D700/ US92242D7003

The Gold Deposit Receipts are issued by the Vaulted Gold Bullion Trust and represent direct gold bullion ownership. The securities are not issued by or guaranteed by Bank of Montreal and are not bank deposits.